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                     August 26, 2022

       David Morken
       Chief Executive Officer
       Bandwidth Inc.
       900 Main Campus Drive
       Raleigh, NC 27606

                                                        Re: Bandwidth Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed on February
25, 2022
                                                            File No. 001-38285

       Dear Mr. Morken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology